Exhibit 99.1

News Release

MANITOWOC FOODSERVICE/WELBILT ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

John Stewart to retire by end of April. Company initiates search for successor.

New Port Richey, FL. – February 21, 2017 – Manitowoc Foodservice, Inc. (NYSE: MFS), which is changing its name to Welbilt, Inc. effective March 6th, announced today John O. Stewart, Senior Vice President and Chief Financial Officer will retire by the end of April 2017. Stewart, 58, joined MFS/Welbilt in 2015 when it was a subsidiary of the Manitowoc Company to oversee the spin-off from the former parent.

“John and I have decided that with the spin-off successfully completed and the groundwork laid for the next stage of our journey, now is the right time for John to retire from MFS/Welbilt,” said Hubertus Muehlhaeuser, Manitowoc Foodservice/Welbilt’s President and CEO. “John was instrumental to our successful spin-off. He has built a fantastic team and his leadership has been an invaluable help to me as we raised our debt, communicated our story to investors and dealt with all the challenges of being a new public company.”

The company has initiated a search for John’s successor and will consider both internal and external candidates.

“I am pleased that John has agreed to stay on until the end of April to assist in the search for his replacement and ensure a smooth transition. I’d like to thank John for all of his efforts to get us through the spin-off and through the challenges of our first year as a standalone public company. I wish him well in his future endeavors,” concluded Muehlhaeuser.

About Manitowoc Foodservice, Inc./Welbilt, Inc.

Manitowoc Foodservice, Inc./Welbilt, Inc. provides the world’s top chefs and premier chain operators or growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. We offer fully-integrated kitchen systems and our products are backed by KitchenCare® – our aftermarket, repair, and parts service. Headquartered in the Tampa Bay area, Florida, and operating 17 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.46 billion in 2016. Its portfolio of award-winning brands includes Cleveland™, Convotherm®, Delfield®, fitkitchenSM, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. For more information, visit www.welbilt.com.

For more information, contact:

Rich Sheffer

Vice President of Investor Relations and Treasurer

Manitowoc Foodservice, Inc./Welbilt, Inc.

+1 (727) 853-3079

Richard.sheffer@welbilt.com

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